EXHIBIT 10.15

                              CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement"), is made and entered into as of this 30th day of June, 2007 by and between Bluestar Health, Inc., a Colorado corporation ("Bluestar" or the "Company") and ALO Investments, LLC, a Texas limited liability company ("ALO" or "Consultant").

                                    RECITALS

WHEREAS, the Company wishes to engage the consulting services of Consultant; and

WHEREAS, Consultant wishes to provide the Company with consulting services.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.   CONSULTING SERVICES

     The Company hereby authorizes, appoints and engages the Consultant, on a non exclusive basis, and Consultant agrees to make available Alfred L. Oglesby or a comparable consultant designated by ALO and approved by Bluestar, to consult with the Company's officers and directors over the twelve (12) months following the month in which the closing of Bluestar's acquisition of Zeon Energy, Inc., occurs. The agreement shall automatically be renewed subject to Section (5) below, for an additional twelve (12) month period if neither party provides written notice of non-renewal to the other thirty (30) or more days prior to the anniversary of the Zeon closing. Consultant shall provide consulting services and advice on projects agreed to in writing by the parties. The Company may request Consultant to work on projects in the following areas (the "Consulting Services"):

     (a) Provide counsel regarding mergers and acquisitions, business operations and restructurings;

     (b) Assist in raising capital for the Company through the sale of equity to private or public sales, and assist in arranging debt funding via secured or unsecured borrowing, and

     (c) Act as a liaison between the Company and lawyers and accountants concerning the Company's ongoing obligations as a reporting company;

Throughout this Agreement, the term "Consultant" shall include any and all employees or independent contractors of Consultant that performs services for the Company.

2.   TERM OF AGREEMENT

     This Agreement shall be in full force and effect as of the Closing of the acquisition of Zeon by Bluestar and extend for a period of twelve (12) months. At the end of the twelve month term, this Agreement will automatically renew subject to Section (5) below, for additional twelve (12) month periods with the COMPANY paying CONSULTANT the same compensation as the initial twelve (12) month period unless this Agreement is terminated by COMPANY upon thirty (30) days

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written notice before the end of any twelve (12) month period or earlier pursuant to the termination rights contained in Section 4.

3.   COMPENSATION TO CONSULTANT

     (a) The Consultant's compensation for the Consulting Services shall be $15,000 per month, plus reasonable expenses. The fee shall be paid in cash at the end of each month or may be accrued and payment deferred for up to three months at a time if the Company's board of directors determines that the Company would experience cash shortfalls if payment were made. Consultant may elect to defer payment of monthly fees and to take payment in the form of shares of common stock (the "Shares") of the Company at a discount equal to 25% from the market price on the last day of each month. The Shares shall be registered by the Company

     (b) Company shall pay Consultant fees for the successful completion of capital raising actions directly resulting from Consultants efforts and not from other third party agents in the following amounts: (i) for any transaction raising capital through the sale of capital stock a fee equal to ten percent (10%) of the net of net available proceeds to the Company after other fees, underwriting, legal and other costs are deducted; (ii) for any transaction directly resulting from Consultants efforts and not from other third party agents raising debt funds through a term loan whose principle repayment period is five (5) years or longer a fee equal to six percent (6%) of the net of net available proceeds to the Company after other fees, underwriting, legal and other costs are deducted and (iii) a fee equal to two percent (2%) of the total credit line available from any borrowing directly resulting from Consultants efforts and not from other third party agents which has a net annualized borrowing cost equal to ten point one percent (10.1%) or greater and increasing to a fee equal to five percent (5%) of the total credit line available from any borrowing which has a net annualized borrowing cost equal to ten percent (10%) or less.

     (c) Company shall be given a credit against any capital raising or funding transaction fees for all monthly consulting fees earned by Consultant up to the closing of each capital raising transaction not already taken into consideration under previously closed transactions.

     (d) Company agrees that should Consultant successfully arrange a transaction described in 3(b) above prior to the Closing of the acquisition of Zeon by Bluestar, Company shall pay Consultant a fee for such transaction according to the terms set out in 3(b) above.

     Consultant understands that NO DEDUCTION FOR FEDERAL, STATE OR OTHER GOVERNMENTAL SUBDIVISION TAXES OR CHARGES OF ANY TYPE WILL BE MADE FROM THE AMOUNT DUE CONSULTANT UNDER THE TERMS OF THIS AGREEMENT. CONSULTANT FULLY AND COMPLETELY UNDERSTANDS THAT IT IS SOLELY AND TOTALLY RESPONSIBLE FOR THE PAYMENT OF ALL SUCH TAXES OR CHARGES. At the end of the calendar year, Consultant shall receive a Form 1099 notifying the Internal Revenue Service of all compensation paid to Consultant by the Company.

4.   CONFIDENTIALITY

Consultant will maintain in confidence and will not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any proprietary information or confidential information or know-how belonging to the

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Company, whether or not it is in written or permanent form, except to the extent necessary to perform the services under this Agreement. On termination of Consultant's services to the Company, or at the request of the Company before termination, Consultant shall deliver to the Company all material in Consultant's possession relating to the Company's business. The obligations concerning proprietary information extend to information belonging to customers and suppliers of the Company about whom the Consultant may have gained knowledge as a result of performing services for the Company.


5.   TERMINATION

The Company shall have the right to terminate this Agreement: (i) at any time in the event of the liquidation, bankruptcy, insolvency, or assignment for the benefit of creditors of ALO, or Alfred L. Oglesby (individually); and/or (ii) at any time if Consultant has not directly assisted the Company in closing a financing or series of financings which result in obtaining net available funds to the Company of at least $500,000 by the end of the third month following the Closing of the acquisition of Zeon by Bluestar and $500,000 each quarter thereafter or $2,000,000 for each twelve month period this Agreement is in force.

Consultant shall have the right to terminate this Agreement at any time if the Company fails to comply with the terms of this Agreement, including without limitation its responsibilities for compensation as set forth in this Agreement. Other than the events described herein, this Agreement can only be terminated in a writing signed by both parties.

6.   REPRESENTATIONS AND WARRANTIES OF CONSULTANT

Consultant represents and warrants to and agrees with the Company that:

     (a) This Agreement has been duly authorized, executed and delivered by Consultant. This Agreement constitutes the valid, legal and binding obligation of Consultant, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally; and

     (b) The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Consultant is a party, or violate any order, applicable to Consultant, of any court or federal or state regulatory body or administrative agency having jurisdiction over Consultant or over any of its property, and will not conflict with or violate the terms of Consultant's current employment or any other arrangements to which Consultant is a party.

7.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants, covenants to and agrees with Consultant that:

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This Agreement has been duly authorized, and executed by the Company and is a binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

8.   INDEPENDENT CONTRACTOR

Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of Consultant's duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of the Company. Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions.

9.   NOTICES

Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to the Company:              Bluestar Health, Inc.
                                19901 Southwest Freeway, Suite 209
                                Sugar Land, TX, 77479
                                Attn: President
                                Facsimile No.: (281) 207-5486


If to Consultant:               ALO Investments, LLC
                                19901 Southwest Freeway, Suite 206
                                Sugar Land, TX  77479
                                Attn: Alfred Oglesby
                                Facsimile (281) 207-5486



10.  ASSIGNMENT

This contract shall inure to the benefit of the parties hereto, their heirs, administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

11.  REGISTRATION OF SHARES

Consultant may request registration of all shares, if any, issued pursuant to this Agreement at any time after the third month following termination of the Agreement. If the Company is current in its reporting with the Securities and

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Exchange Commission, under the Exchange Act of 1934 ("34 Act") the Company shall use reasonable efforts to effect the registration under the Securities Act of 1933 ("33 Act") as soon as practicable, and in any event within sixty (60) days of receiving Consultant's notice. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 11 if the Chief Executive Officer in consultation with the board of directors of the Company, determines in good faith that it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing. The Company shall include such shares on the first available filing and shall have the discretion to select the form of registration to be utilized and whether to include shares of Oglesby in a registration of shares offered by the Company or other selling shareholders.

All reasonable expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to this Section 11, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be paid by the Company.


12.  CHOICE OF LAW AND VENUE

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any party hereto shall be brought within the County of Harris, State of Texas.

13   ENTIRE AGREEMENT

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

14.  SEVERABILITY

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

15.  CAPTIONS

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

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16.  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

17.  MODIFICATION

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

18.  ATTORNEYS FEES

Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.
N WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


"Company"                                   "Consultant"

Bluestar Health, Inc.,                      ALO Investments, LLC,
a Colorado corporation                      a Texas limited liability company


/s/  Richard M. Greenwood                   /s/  Alfred Oglesby
-----------------------------               -----------------------------
By:  Richard M. Greenwood                   By:  Alfred Oglesby
Its: President                              Its: Member


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